Exhibit 99.1
FOR RELEASE at 7:00 a.m. ET
Wednesday, November 2, 2005
Contact: Steven D. Butler
President and CEO
(303) 262-4500
StarTek Inc. Reports Third Quarter Earnings
Increased capacity utilization and new clients accelerate turnaround
DENVER, Colo. — November 2, 2005 — StarTek Inc. (NYSE:SRT) reported fully diluted earnings per share from continuing operations of $0.25 for the third quarter ended September 30, 2005, flat relative to the third quarter of 2004. Fully diluted earnings per share including discontinued operations were also flat year-over-year at $0.22 per share.
Revenue from continuing operations decreased slightly during the third quarter of 2005 versus the same period in 2004. Increases in volume on some of StarTek’s larger clients as well as revenue from new clients were offset by a continued shift in revenue mix with one of our major clients and lower volume from smaller clients.
Gross margin increased to 23.2% during the third quarter of 2005 from 22.4% in 2004 and was attributable to improved capacity utilization resulting from increased volume on new business, partially offset by the foreign exchange impact of a stronger Canadian dollar and ramp costs associated with the launch of new clients. Improved capacity utilization in the quarter also led StarTek to announce its seventeenth business process outsourcing services facility which is expected to open early next year.
Operating expenses decreased 2.3% during the quarter ended September 30, 2005, when compared with the same period in the prior year, largely the result of decreased headcount, reduced by approximately $0.6 million in one-time expenses associated with cost realignment. Other income increased to $1.1 million during the third quarter primarily from the gain on the sale of a supply chain facility in Greeley, Colorado.
The effective tax rate for the third quarter of 2005 increased to 42.9% from 35.0% in 2004 which is primarily attributable to a $0.6 million tax-basis valuation allowance relating to capital loss carry-forwards that management does not believe will be offset by sufficient future capital gains.
During the third quarter ended September 30, 2005, StarTek classified the assets and liabilities of its supply chain management services platform as held for sale and reported the supply chain management services results as discontinued operations in its consolidated statements of income as a result of management’s intent to sell the business. Discontinued operations for the quarter ended September 30, 2004, also includes the results of operations of StarTek Europe, Ltd., which, as previously reported, was sold on September 30, 2004.
In addition, the Board of Directors declared a quarterly dividend of $0.36 per share, payable on November 23, 2005, to our stockholders of record as of November 14, 2005.
“Our outlook for a continued improvement of revenues and earnings is promising,” said Steve Butler, President and CEO of StarTek. “The progress our team has made in securing new clients and launching additional lines of business this quarter is very encouraging as we continue to look for growth and diversification opportunities. The decision to sell the supply chain management services platform will allow us to increase our focus on growing and expanding our business process management services and enhance our ability to deliver value to both our clients and shareholders. While the future is not without its challenges, we are encouraged by our recent success in signing new clients and overall progress in improving the company’s results.”
About StarTek
StarTek Inc. is a leading provider of business process outsourced services, which consist of business process management and supply chain management services. StarTek provides business process management services from sixteen operating facilities, including four in Colorado, five in Canada, two in Virginia and one each in Illinois, Louisiana, Oklahoma, Texas and Wyoming. The Company also provides supply chain management services from a facility in Tennessee. The Company’s primary clients are in the telecommunications industry, and it also serves clients in the computer software and hardware, consumer products, cable TV, entertainment, internet, and e-commerce industries. Please visit the Company’s website at www.startek.com.
Conference Call
The Company will host a conference call on November 2, 2005, to discuss the Company’s financial results. The call will begin at 6:30 a.m. Mountain Time (8:30 a.m. Eastern Time) and can be accessed as follows:

USA: International: Passcode: Conference Host:	866.202.3109 617.213.8844 20304839 Steve Butler
A dial-in replay will be available November 2, 2005 at 8:30 a.m. Mountain Time through November 9, 2005 and can be accessed as follows:

USA: International: Passcode:	888.286.8010 617.801.6888 63670009
A web-based replay will be available on November 5, 2005 and accessible from the Investor Relations section of the company’s website at www.startek.com.
Forward Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek’s investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2004, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue	$53,877	$54,448	$158,206	$163,861
Cost of Services	41,353	42,232	121,645	118,961

Gross Profit	12,524	12,216	36,561	44,900
Selling, general and administrative expenses	7,190	7,357	21,402	20,920

Operating profit	5,334	4,859	15,159	23,980
Net interest and other income (expense)	1,060	793	1,098	2,566

Income from continuing operations before income taxes	6,394	5,652	16,257	26,546
Income tax expense	2,743	1,981	6,584	9,942

Income from continuing operations	3,651	3,671	9,673	16,604

Loss on discontinued operations	(477)	(443)	(1,210)	(43)

Net income	$3,174	$3,228	$8,463	$16,561

Earnings per share from continuing operations:

Basic	$0.25	$0.25	$0.66	$1.15

Diluted	$0.25	$0.25	$0.66	$1.12

Earnings per share including discontinued operations:

Basic	$0.22	$0.22	$0.58	$1.15

Diluted	$0.22	$0.22	$0.58	$1.12

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of
	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,985	$14,609
Investments	35,841	24,785
Trade accounts receivable, less allowance for doubtful accounts of $218 and $357, respectively	38,274	49,254
Income tax receivable	4,030	12,344
Assets held for sale	5,473	7,694
Deferred tax receivable	1,452	2,875
Prepaid expenses and other current assets	2,667	2,038

Total current assets	$101,722	$113,599

Property, plant and equipment, net	53,022	54,675
Long-term deferred tax assets	3,485	1,521
Other assets	209	224

Total assets	$158,438	$170,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,350	$7,190
Accrued liabilities:
Accrued payroll	4,779	5,950
Accrued compensated absences	4,034	4,368
Accrued health insurance	750	188
Other accrued liabilities	564	333
Current portion of long-term debt	2,528	2,580
Short-term borrowings	—	1,250
Income tax payable	4,301	1,626
Other current liabilities	926	434

Total current liabilities	$22,232	$23,919

Long-term debt, less current portion	3,766	5,533
Long-term income tax payable	1,645	1,962
Other liabilities	1,180	1,722

Total liabilities	28,823	33,136

Stockholders’ equity:
Common stock	146	146
Additional paid-in capital	60,153	59,736
Accumulated other comprehensive income	2,344	1,815
Retained earnings	66,972	75,186

Total stockholders’ equity	$129,615	$136,883

Total liabilities and stockholders’ equity	$158,438	$170,019

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Operating Activities
Net income	$8,463	$16,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,744	9,452
Deferred income taxes	(943)	1,344
Realized loss (gain) on investments	711	(1,659)
(Gain) loss on sale of assets	(857)	1,837
Changes in operating assets and liabilities:
Sales of trading securities, net	2,940	1,126
Trade accounts receivable, net	12,371	768
Assets held for sale
Inventories, net	153	(785)
Prepaid expenses and other assets	263	(1,710)
Accounts payable	(3,114)	2,425
Income taxes receivable, net	10,794	(10,824)
Accrued and other liabilities	(486)	3,318

Net cash provided by operating activities	40,039	21,853

Investing Activities
Purchases of investments available for sale	(633,045)	(131,011)
Proceeds from disposition of investments available for sale	617,405	134,277
Purchases of property, plant and equipment	(7,315)	(13,038)
Proceeds from disposition of property, plant and equipment	1,292	—

Net cash used in investing activities	(21,663)	(9,772)

Financing Activities
Proceeds from stock option exercises	295	2,745
Principal payments on borrowings	(3,950)	(1,369)
Dividend payments	(16,676)	(16,869)
Proceeds from borrowings	880	10,000

Net cash used in financing activities	(19,451)	(5,493)
Effect of exchange rate changes on cash	451	(270)

Net (decrease) increase in cash and cash equivalents	(624)	6,318
Cash and cash equivalents at beginning of period	14,609	5,955

Cash and cash equivalents at end of period	$13,985	$12,273